GROUND  LEASE

This GROUND LEASE is made and entered into this 10th day of  November, 2017 by and between Pope Valley Properties, LLC, Pennsylvania limited partnership ("Landlord") and Embassy Bank for the Lehigh Valley ("Tenant").

W I T N E S S E T H:

For and in consideration of the payment of rent and the keeping and performing of the covenants and agreements hereinafter set forth to be kept and performed, the parties hereto do hereby mutually covenant and agree as follows:

1.LEASED PREMISES.

Landlord, for and in consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of Tenant to be paid, kept, performed and observed by Tenant, hereby demises and leases unto Tenant, and Tenant hereby leases from Landlord, that certain real property more particularly described in Exhibit "A-1" attached hereto and made a part hereof (the "Leased Land") together with all buildings and improvements to be erected thereon (“Tenant's Building”), together with all and singular rights, privileges and easements appurtenant thereto or which are hereinafter provided in this Lease (all of which shall constitute and comprise the "Leased Premises" or "Premises").  A record plan of the Leased Land and the remainder of the lot on which Leased Land lies (200 W. Main Street, Macungie, Lehigh County, PA, PIN 547368970333) (“Main Street Commons”) is attached hereto as Exhibit "A-2".

Notwithstanding the above, the building and improvements that the parties contemplate shall be constructed by Tenant (i.e. Tenant’s Building) pursuant to the terms contained in this Lease, until expiration or earlier termination of this Lease, shall be and remain the sole property of Tenant and title thereto shall vest solely with Tenant (at which time title will revert to Landlord), and Tenant shall have the sole right to deduct all depreciation thereon.

2.LEASE TERM.

2.1Interim and Occupied Term.

The term of this Lease shall extend for (a) an interim term (the “Interim Term”) commencing on the date hereof (the “Interim Term Commencement Date”) and expiring on the date of completion of the Landlord’s Work (as defined in Section 4.2), and (b) following the expiration of the Interim Term, a term (the "Occupied Term") commencing on the date immediately following expiration of the Interim Term and expiring on a date to be determined per the below, unless this Lease shall sooner terminate as provided herein.  As used in this Lease, the phrases term of this Lease, "the term hereof", "Lease Term" or words of like import shall refer to the Interim Term and the Occupied Term of this Lease together.  Such Term(s) shall be documented with a separate writing, prior to the Interim Term Commencement Date, such that (i) this Lease does not become subject to Pennsylvania transfer tax, and (ii) the Term(s) of this lease shall be such that Tenant may report and account for this Lease as an operating lease (not a capital lease), as that term is generally defined for accounting purposes.  If the parties are unable to mutually agree on a Term(s) that shall accomplish both (i) and (ii), this Lease shall be null and void and all payments, if any, made by Tenant to Landlord shall be refunded to Tenant without offset.

2.2Supplemental Memorandum of Lease.

When the commencement date of the Occupied Term has been determined as provided in Section 2.1 above, Landlord and Tenant shall execute, acknowledge and record at Landlord's option a Supplemental Memorandum of Lease specifying therein the commencement date and termination date of the Occupied Term of this Lease.

2.3Cancellation of Lease.

(a)Notwithstanding anything to the contrary herein contained, if Landlord, having used good faith efforts, has been unable to secure the Municipal Approvals (as defined in Section 4.2 below) and approval from such agencies or authorities required for Tenant to commence Tenant’s Work (defined below) and thereafter operate as a bank with drive-through facility (such approvals shall include but not be limited to securing all required approvals from PennDOT) on or before fifteen (15) months from the date hereof, or in the event Landlord has not completed Landlord's Work on or before thirty (30) months from the date hereof, then Tenant shall have the right to terminate and cancel this Lease by giving notice within ten (10) days after the expiration of either such period, upon receipt of which this Lease shall be terminated and the Rent Deposit (as defined in Section 5.3) shall be returned to Tenant, except that Landlord may retain an amount equal to one-half of all costs incurred by Landlord relative to such Municipal Approvals, not to exceed Fifteen Thousand Dollars ($15,000.00).  Such cancellation and termination shall not relieve either party of liability arising as a result of a breach by such party of any covenant or obligation to be performed by such party under the terms of this Lease, which accrued prior to the date of such termination.

(b) In addition to the foregoing, this Lease is expressly contingent upon satisfaction of the following conditions:

(i)  Within fifteen (15) months of the date hereof, Landlord obtaining permits for the development and operation of a bank branch on the Premises in a form and manner acceptable to Tenant (including all desired signs and service windows), including but not limited to, all required municipal, county and state approvals and permits, including PennDOT (if applicable) (excluding permits which are the responsibility of Tenant pursuant to this Lease).  Landlord shall provide written notice to Tenant upon securing all such approvals, and Tenant shall, within 30 days of receipt of such written notice, accept the same by written acknowledgment or provide a written objection detailing with reasonable specificity any approval(s) which have not been obtained.  The date of Tenant’s acceptance shall be the “Preliminary Acceptance Date”.

(ii)  Tenant’s approval of Landlord’s title to the Premises within sixty (60) days of the date hereof (including recordation of all necessary ancillary lease documents such as a memorandum of lease and all required non-disturbance agreements).

(iii)  Tenant’s approval of survey provided by Landlord within sixty (60) days of the date hereof (including confirmation of acceptable and adequate utilities for the operation of the Premises and acceptable access to public roads).

(iv)  Tenant’s approval of a Phase I Environmental Report provided by Landlord, and such other environmental matters as Tenant shall require, within sixty (60) days of the date hereof.

(v)  Acceptable soil conditions to be verified by Tenant within sixty (60) days of the date hereof.

(vi)  Banking regulatory approval(s) to be applied for by Tenant within sixty (60) days of [PHMRC] approval, including the approval of this Lease and the location of the bank branch by the Pennsylvania Department of Banking and the FDIC.  In executing this Lease, Landlord grants Tenant and its consultants a license (revocable by Landlord on written notice) to enter the Premises to perform such inspections, provided Tenant delivers an insurance certificate for liability insurance in an amount not less than $1,000,000.00 naming Landlord as additional insured and agrees to indemnify and hold Landlord harmless from any claims, suits, causes of action, costs or expenses (including reasonable attorneys fees) arising out of any personal injury or property damage by Tenant, its agents, employees, consultants or contractors.  Notwithstanding any other provision of this Agreement, Landlord shall have no obligation to commence Landlord’s Work or to secure a final Highway Occupancy Permit from the Pennsylvania Department of Transportation prior to the receipt of all of the foregoing approvals, and in the event the foregoing approvals are not received within six (6) months of [PHMRC] approval, Landlord shall have the right to terminate this Lease by giving notice to Tenant, upon receipt of which this Lease shall be terminated and the Rent Deposit (as defined in Section 5.3) shall be returned to Tenant, except that Landlord may retain an amount equal to all costs incurred by Landlord relative to obtaining Municipal Approvals, not to exceed Fifteen Thousand Dollars ($15,000.00).  Such cancellation and termination shall not relieve either party of liability arising as a result of a breach by such party of any covenant or obligation to be performed by such party under the terms of this Lease, which accrued prior to the date of such termination.

If the contingencies set forth above in clauses (i) and (vi) are not satisfied by the date set forth therein, either Landlord or Tenant shall have the right to terminate this Lease on ten (10) days written notice to the other party.  If Landlord and/or Tenant cures and/or waives any contingency not satisfied within said ten (10) day notice period then the notice to terminate shall be null and void.  Landlord and Tenant acknowledge that in the event this Lease is terminated pursuant to this Section, neither party shall be entitled to reimbursement for any costs they have incurred in connection with this transaction except as otherwise expressly provided for in this Lease.

3.USE OF PREMISES; COMPLIANCE WITH LAWS AND ORDINANCES.

3.1Use of Premises.

Tenant may use the Leased Premises for the operation of a bank/financial institution with drive-thru facility and for no other purpose whatsoever. Tenant agrees to use the Leased Premises in a careful, safe and proper manner, and not to use or permit the Leased Premises to be used for any purposes prohibited by applicable federal, state, county, municipal or other governmental laws, codes, rules and regulations.  Tenant shall not commit waste, or suffer or permit waste to be committed, or permit any nuisances on or in the Leased Premises.  Notwithstanding the preceding, if Tenant shall discontinue use of the Leased Premises as a bank branch or otherwise assign or sublease this Lease, with Landlord’s consent as otherwise required pursuant to this Ground Lease, Landlord shall not unreasonably withhold consent of any such assignee or sublessee’s use Leased Premises for any other lawful use permitted under the applicable provisions of the Borough of Macungie Zoning Ordinance.  Landlord agrees that during the term of the Lease, they shall not lease or rent any portion of Main Street Commons to any bank or financial institution, or any entity which intends that the use of such premises shall be a bank or financial institution.

3.2Discontinuance of Business.

If Tenant shall cease operating Tenant's business in the Leased Premises for a continuous period of one hundred fifty (150) days or for a period of one hundred fifty (150) days out of one hundred eighty (180) days, for any reason other than to permit repair of damage or destruction thereto or to alter or refurbish the Leased Premises, or due to a taking by condemnation or otherwise  of  the  Leased Premises  or  access  to  the  Demised Premises,  then Landlord,  upon sixty  (60)  days'  prior written notice to Tenant, may terminate this Lease; provided, however, that if Tenant shall commence and continue the bona fide operation of Tenant's business in the Leased Premises within said sixty (60) days, said notice of termination shall be nullified and of no force or effect; and further provided, however, that any such cessation of the operation of Tenant's business shall not be deemed an event of default hereunder.

3.3Compliance with Laws.

Tenant covenants that during the Lease term, Tenant will comply, at Tenant's  sole cost and expense, with the Municipal Approvals, all  laws, ordinances, orders, rules,  regulations and requirements of all federal,  state  and  municipal  governments  and  appropriate departments, commissions, boards and officers hereof, which may be applicable to the Leased Premises, Tenant's Building and building equipment, any improvements thereon or therein or the use or manner of use of the Leased Premises.

3.4Environmental Laws.

In addition to, and not in limitation of any other provision of this Lease, Tenant agrees not to generate, store, use, treat or dispose of, nor to allow, suffer or permit the generation, storage, use, treatment or disposal of, any "hazardous waste" or "hazardous substance" (as those terms are defined in the Resource Conservation and Recovery Act, 42 U.S.C. sections 6901 et seq.,  as  amended ("RCRA") or  the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sections 9601 et seq., as amended ("CERCLA"), and any rules and regulations now or hereafter promulgated under either of such acts) or any pollutant or other contaminant on, in, from or about the Leased Premises, which hazardous material is prohibited or controlled by any federal, state or local law, ordinance, rule or regulation now or hereafter in effect.  Tenant shall and hereby does indemnify and hold Landlord harmless from and against any and all loss, damages, expenses, fees, claims, costs and liabilities (including, but not limited to, attorneys' fees and costs of litigation) arising out of or in any manner related to the “release” or "threatened release" of, and for any clean-up responsibility imposed upon Landlord under any federal, state or local law,  ordinance,  rule or regulation flow or hereafter in effect, with respect to, any "hazardous waste" or “hazardous substance” (as those terms are defined in RCRA and CERCLA, and any rules and regulations now or hereafter promulgated thereunder), or any pollutant, or other contaminant on, in, from or about the Leased Premises or any portion or portions thereof, which release or threatened release arises out of or is in any manner related to Tenant's use or occupancy of the Leased Premises.  Landlord hereby represents and warrants that, to Landlord’s knowledge and as of the date hereof, no such above named hazardous materials are present on the Leased Premises.

Landlord shall indemnify, defend and hold harmless Tenant and its employees, directors, stockholders, officers and agents, from and against any and all fines, penalties, claims, demands, damages, costs (including attorneys’ fees) injuries and liabilities of any nature incurred by Tenant arising from any and all environmental conditions which existed on or about the Leased Premises prior to the Commencement Date, or from any work done or permitted or suffered by Landlord on or about the Leased Premises.  Landlord’s duty to indemnify shall not include indemnification for any environmental conditions which were caused, exacerbated or otherwise set in motion by Tenant.  Landlord shall timely comply, at its expense, with all environmental laws as they apply to all conditions on or about the Leased Premises which existed prior to the Commencement Date, and shall provide Tenant, immediately upon receipt thereof, with copies of any correspondence, notice, citation, notice of noncompliance, or other document from any source or body alleging violation upon the Leased Premises of any environmental laws.

4.TENANT'S BUILDING.

4.1Plans and Specifications.

(a)Tenant shall select an architect to prepare the plans and specifications for the improvements and to supervise the construction of the improvements.  Tenant shall cause its architect to prepare and submit such plans and specifications to Landlord as more fully described below.

(b)Tenant and Landlord have agreed upon preliminary plans and specifications reasonably determined by Landlord to be needed for Landlord’s preparation of a preliminary plan to be submitted for the Municipal Approvals.  Tenant shall provide written confirmation to Landlord that said agreed-upon plans and specifications are final no later than sixty  (60) days from the date hereof.  If Tenant shall fail to do so, all deadlines for obtaining Municipal and other approvals shall be extended by an amount of time equal to the amount by which the written confirmation is delayed.    Notwithstanding the preceding, it is contemplated that Tenant shall provide limited information and/or plans prior to the Preliminary Acceptance Date, and shall only prepare and deliver such documentation as required by Landlord in order for Landlord to secure such Municipal Approvals (i.e. Tenant shall not engage in extensive engineering and planning prior to the Preliminary Acceptance Date).

When prepared, the plans described in clause (a) of this Section 4.1 shall be submitted to Landlord for Landlord's written approval.  Landlord shall promptly review such plans and specifications and notify Tenant of its approval or disapproval.  If disapproved, Tenant shall cause its architect to revise and modify such plans and specifications so as to remove the reasons for such disapproval, and to promptly submit the revised plans and specifications to Landlord for approval.  When said plans and specifications have been confirmed to be final by both Landlord and Tenant as set forth above, they shall be attached hereto as Exhibit "B”.  If the parties are unable to agree on such plans and specifications by the date which is thirty (30) days from the date hereof, this Lease shall terminate and neither party shall be entitled to reimbursement for any costs they have incurred in connection with this transaction except as otherwise expressly provided for in this Lease.

4.2Landlord’s Work.

Landlord shall secure municipal land development approval for Tenant to operate a bank/financial institution with drive-thru facility from the Leased Land (the “Municipal Approvals”).  Landlord shall within one hundred and twenty (120) days after the execution of the Lease submit a preliminary plan to the Borough of Macungie to initiate the municipal approval process. If necessary to obtain the Municipal Approvals, Landlord shall have the right to subject the Property composing the Commons to a condominium regime with the Leased Land being consistent with a condominium unit to be created.  After receipt of the Municipal Approvals, Landlord perform the Landlord’s Work as set forth on Exhibit “C”, attached hereto.   It is acknowledged that Tenant shall be responsible for all tapping and connection fees and shall construct any other improvements necessary to obtain its Certificate of Occupancy, including the construction of all parking areas.. Tenant’s portion of the common improvements is set forth on Exhibit “C” hereto (the “Tenant’s Work”).  Notwithstanding the foregoing, Landlord shall not be obligated to construct the foregoing utility connections and public improvements unless and until Tenant shall have produced reasonably satisfactory proof of funding of Tenant’s Work (as defined in Section 4.4).  Tenant’s approval of Landlord’s Municipal Approval plan(s) is an express contingency of this Lease, as is Tenant’s approval of Landlord’s submission of the Leased Premises to a condominium regime.  Tenant shall provide such approval, if at all, within sixty (60) days of Landlord’s delivery of such plan(s) or proposed condominium declaration.  Such plan(s) and declaration shall specify Tenant’s obligation in connection with parking and storm water detention with reasonable specificity.  Tenant shall be deemed to have approved such submissions if it does not provide a written objection with such 30 day period.  Without Tenant’s express written consent, which may be withheld in Tenant’s sole and absolute discretion, Landlord shall not submit the Leased Premises to a condominium regime after the date which is six (6) months from the date hereof, it being the intent of both parties that such decision and conversion shall be made, if at all, prior to the parties’ “firm” commitment to proceed with this Lease arrangement contemplated by this Ground Lease.

4.3Governmental Permits, Licenses and Authorizations.

Upon completion of Landlord’s Work, Tenant shall promptly apply to all applicable governmental and regulatory agencies and authorities in order to secure all other proper permits, licenses and authorizations necessary for the construction of Tenant’s Building and shall diligently pursue same until receipt thereof. Landlord agrees to cooperate with Tenant in applying for all such applicable governmental permits, licenses and authorizations and application shall be made in Landlord's name if required.  Tenant shall pay all fees and costs relating thereto.  Notwithstanding the foregoing, Landlord shall secure, at its expense, all approvals, permits, licenses and authorizations necessary for completion of Landlord's Work.

4.4Tenant's Work.

After the plans and specifications (for construction or relocation, as applicable) have been prepared and approved, Exhibit "B" has been attached hereto, and all necessary permits and licenses have been obtained by Tenant, all as provided for hereinabove, a construction contract with a reputable general contractor selected by Tenant shall be entered into in Tenant's name for the completion of construction of Tenant’s Building and all other work, licenses and costs necessary to operate a bank/financial institution with drive-thru facility on the Leased Premises not specifically referred to in Section 4.3 above, including the Tenant's Work.  Tenant shall complete Tenant’s Work within nine  (9) months of the commencement of the Occupied Term.  The identity of Tenant's general contractor shall be subject to the prior written approval of Landlord. If requested by Landlord's mortgagee, said contractor shall agree that, if Landlord or Landlord's mortgagee succeeds to Tenant's interest in the Leased Land prior to such contractor's completion of Tenant's Building, such contractor will, upon request of Landlord or its mortgagee, complete Tenant's Building pursuant to the terms of its contract with Tenant, provided that Landlord or its mortgagee reimburses such contractor for work performed from and after the date on which Landlord or its mortgagee succeeds to Tenant's interest for the Leased Land.  The foregoing agreement shall not be deemed to impose upon Landlord or its mortgagee any liability for the performance of or obligations of Tenant under such contract.  Such construction shall be completed in a good and workmanlike manner, in accordance with the approved plans and specifications and with applicable building codes.

If the period of construction or relocation includes any period of time during which any other entity is open for business in the Commons (i) all construction performed by Tenant or its contractor shall be undertaken in a manner which minimizes the disruption of the normal operations of the Commons and (ii) Tenant agrees to construct such construction barriers as Landlord may reasonably request.

4.5Architect's Certificate of Completion.

Upon completion of Tenant's Work, the architect supervising construction shall certify in writing to Landlord and Tenant that Tenant's Work is complete and Tenant's Building is ready for use and occupancy.  Simultaneously, Landlord and Tenant shall cooperate in securing at Tenant’s sole cost and expense a proper final certificate of occupancy or such other permit which may be required prior to Tenant's beginning to transact business in, on or from the Leased Premises.

4.6Construction Costs.

Except as otherwise specifically provided herein, Tenant shall contribute all sums necessary for completion of Tenant's Work in accordance with the plans and specifications.

All building and improvements shall be deemed a part of the real property and shall be and remain the property of Landlord.

4.7Trade Fixtures.

Landlord agrees not to unreasonably interfere with Tenant's right to install fixtures, furnishings, equipment and signs (hereinafter collectively referred to as "Trade Fixtures") in, on or about the Leased Land during the Term of this Lease.  All Trade Fixtures installed at any time by Tenant, Tenant's suppliers or any permitted subtenant(s) of Tenant in, on or about the Leased Land shall be and remain the property of the person, firm or corporation installing same and shall be removable at any time during the term of this Lease provided Tenant or any permitted subtenant(s) of Tenant shall not be in default hereunder at the time of such removal.  The removal of any such Trade Fixtures shall be at the expense of Tenant or any permitted subtenant(s) of Tenant, who shall repair any damage or injury to the Leased Land or Tenant's Building or other improvements occasioned by any such removal.  Notwithstanding the foregoing, Tenant shall remain liable for any breach of this Section 4.7 or of any other term or condition of this Lease by Tenant's subtenant(s).  For purposes of clarification, the bank vault that Tenant contemplates installing within Tenant’s Building, regardless of how the same shall be characterized or classified, shall not be removed by Tenant upon termination of this Lease, and shall upon the Lease’s termination, vest in Landlord.

4.8Signage.

Tenant shall not erect or install any signs without the prior written consent of Landlord.  All permitted signs shall comply with all requirements of appropriate governmental authorities, and all necessary permits or licenses shall be obtained by Tenant.  Tenant shall maintain all permitted signs in good condition and repair at all times and shall save Landlord harmless from any injury to persons or property arising from the erection and maintenance of said signs.  Upon vacating the Leased Premises, Tenant shall remove all signs and repair all damage caused by such removal.  Tenant shall submit its standard signage that it employs at its other bank branches to Landlord for Landlord’s prior written consent, which shall not be unreasonably withheld.  Such signage shall include the maximum size and number of signs permitted by the applicable zoning ordinance.  Tenant shall be entitled to its pro-rata share of any pylon signage located upon Landlord’s development.

4.9Encumbrance of the Leasehold.

 (a) Tenant and every successor and assignee of Tenant is hereby given the right by Landlord, in addition to any other rights herein granted, without Landlord’s prior written consent, to mortgage its interest in this Lease under a leasehold mortgage one or more times and to assign Tenant’s interest under this Lease as collateral security for such mortgage upon the condition that all rights acquired under such mortgage shall be subject to each and all of the covenants, conditions and restrictions set forth in this Lease, and to all rights, interest and estate of Landlord herein, none of which covenants, conditions or restrictions are or shall be waived by Landlord by reason of the right so given to mortgage such interest, except as expressly provided herein.  If Tenant and/or Tenant’s successors and assigns shall mortgage their leasehold interest (a “Leasehold Mortgage”) and if the holder(s) of such mortgage (a “Leasehold Mortgagee”) shall send to Landlord written notice specifying the name and address of the mortgagee (any such lender that shall have given such notice only if such lender is not an affiliate of Tenant shall be deemed a “Recognized Mortgagee” and any mortgage held by such Recognized Mortgagee, a “Recognized Mortgagee”), Landlord agrees that so long as any such Recognized Mortgage shall remain unsatisfied of record or until written notice of satisfaction is given by the holder to Landlord, the following provisions shall apply:

(a) In the event Recognized Mortgage exercises its right to execute on its security interest in the Lease, Recognized Mortgagee shall acquire all Tenant’s rights under this Lease, including options to renew, and shall agree to comply with and otherwise by bound by the terms and conditions of this Lease from and after the effective date of such assignment while (or with respect to any period of time that) Recognized Mortgagee or its designee is in possession of the Demised Premises, Recognized Mortgagee shall cure any monetary and non-monetary defaults of Tenant which arise prior to the date of any assignment of this Lease to Recognized Mortgagee or its designee.  In such case, if requested by Recognized Mortgagee, Landlord and Recognized Mortgagee shall cooperate in executing a new lease for the Premises in accordance with this Lease.  On request by Recognized Mortgagee, Landlord shall deliver a Landlord’s estoppel to Recognized Mortgagee confirming that the Lease is in full force and effect, and whether there are any outstanding defaults.

(b) Except following an event of default, as set forth in Paragraph (d) below, there shall be no cancellation, surrender or modification of this Lease by joint action of Landlord and Tenant without the prior consent in writing of the Recognized Mortgagee;

(c)     On request by Tenant, Landlord shall deliver a Landlord’s estoppel to Tenant’s proposed leasehold mortgagee and to Tenant’s Recognized Mortgagee, confirming that the Lease is in full force and effect, and whether there are any outstanding defaults;

(d)     Landlord shall, upon serving Tenant with any notice of default, simultaneously serve a copy of such notice upon the Recognized Mortgagee who has given Landlord written notice as aforesaid, which default notice shall be served upon such Recognized Mortgagee in the manner specified in this Lease (i.e. the Notices provision).  Landlord shall only be required to provide written notice of default to Recognized Mortgagee if Landlord is required to provide written notice of default to Tenant.  Upon written request by Recognized Mortgagee at any time after Landlord has provided a default notice to Tenant, Landlord will provide written confirmation of Tenant’s cure or failure to cure the default.  If Tenant shall not cure any such defaults within such time period, the Recognized Mortgagee shall have a period of ten  (10) days more, in the case of a monetary default, and thirty (30) days more, in the case of all other defaults, than is given to Tenant to cure such default (or to commence and diligently pursue such cure), to remedy the default in question and the Landlord shall accept such performance on the part of the Recognized Mortgagee as though the same had been done or performed by the Tenant.

(e)     Anything herein contained notwithstanding, while such Recognized Mortgage remains unsatisfied of record or until written notice of satisfaction is given by the Recognized Mortgagee to Landlord, if any default in the payment of rent or other monetary sum shall occur which, pursuant to any provision of this Lease entitles Landlord to terminate this Lease and if before the expiration of thirty (30) days following the date of service of termination upon such Recognized Mortgagee, any such Recognized Mortgagee shall have notified Landlord, in writing, of its desire to nullify such notice and shall have paid to Landlord all rent and other payments herein provided for and then in default, then in such event, Landlord shall not be entitled to terminate this Lease due to such monetary default and any notice of termination theretofore given due to such monetary default shall be void and of no effect.

(f)     If this Lease shall be terminated because of Tenant’s bankruptcy or other default which cannot by its nature be cured by the Recognized Mortgagee, the Recognized Mortgagee, if any, or its assignee or nominee, shall have the right by written notice to Landlord given within thirty (30) days after notice to the Recognized Mortgagee of such termination to enter into a new lease of the Premises with Landlord for the balance of the term remaining as of the date of any such default, on the same terms and conditions as those contained herein and at the rental prevailing under this Lease and with such rental increases thereafter in accordance with the terms of this Lease.  Such new lease, by virtue of the recording of this Lease (or a short form or memorandum thereof), shall have priority equal to this Lease, provided that Landlord shall not be deemed to have made any representation regarding such priority.

(g)     A Recognized Mortgagee (or its designee or nominee) may become the legal owner and holder of the interest of Tenant under the Lease, including, without limitation, the interest of Tenant in all improvements erected by Tenant on the Premises, by foreclosure or other enforcement proceedings, or by obtaining an assignment of the Lease in lieu of foreclosure or through settlement of or arising out of any pending or threatened foreclosure proceeding, without Landlord’s consent and without any obligation to assume the Lease, but subject to the applicable terms and provisions of the Lease. In the event the Recognized Mortgagee becomes the holder of the interest of Tenant under the Lease, the obligations of the Recognized Mortgagee under the Lease shall be nonrecourse, and Landlord shall look solely to the interest of the Recognized Mortgagee in the Premises for the recovery of any judgment against the Recognized Mortgagee, and Landlord hereby covenants and agrees not to bring any action or suit seeking to impose liability on the Recognized Mortgagee beyond its interest in the Premises.  Such right of non-recourse shall be personal to the Recognized Mortgagee or other mortgagee and shall not apply to any other assignee, transferee or other holder of the Lease.  Further, the Recognized Mortgagee (or its designee or nominee) shall have the right thereafter to assign the Lease to a “Permitted Assignee” (as hereafter defined), without any requirement for prior notice to or consent by Landlord, but subject to the other terms and provisions of the Lease, provided, that, promptly following such assignment, the Recognized Mortgagee or such assignee shall notify the Landlord of such assignment, including the name and address of the assignee.  As used herein, “Permitted Assignee” shall mean an assignee who shall operate a business at the Premises which will not violate any of the terms and conditions set forth in this Lease nor violate the terms of any exclusive use now in effect and/or granted by Landlord after the date of this Lease.

(h)     Upon the delivery to Landlord of a duplicate original of an instrument of assignment containing the assignee’s assumption of the Lease (subject to the provisions of the Lease), such assignee of the Recognized Mortgagee shall become Tenant, and shall be substituted for the Recognized Mortgagee as the owner and holder of the Lease for all purposes, as of the effective date of such assignment (and from and after the effective date of such assignment), the Recognized Mortgagee (or its designee or nominee) shall be relieved from all liability under the Lease.

4.10 Effect of Termination of Lease on Leasehold Mortgage.  In the event of termination of this Lease, or of any succeeding lease made pursuant to the provisions of this Section, prior to the stated expiration date thereof, at the request of Leasehold Mortgagee, Landlord will enter into a New Lease of the Premises with the Leasehold Mortgagee, or, at the request of such Leasehold Mortgagee, to a corporation or partnership formed by or on behalf of such Leasehold Mortgagee, or by and on behalf of the holders of notes secured by the Leasehold Mortgage held by such Leasehold Mortgagee, or, at the request of such Leasehold Mortgagee, to such other persons as such Leasehold Mortgagee shall designate (provided that it meets the requirements of an assignee under this Lease), for the remainder of the Term, effective as of the date of such termination of this Lease or any succeeding lease, at the Rent and upon the terms, covenants, and conditions herein contained, subject to the additional conditions listed below:

(a)     Such Leasehold Mortgagee makes written request upon Landlord for such New Lease within thirty (30) days from the date of such termination and such written request is accompanied by payment to Landlord of all amounts then due to Landlord.

(b)     Such Leasehold Mortgagee pays, or causes to be paid, to Landlord at the time of execution and delivery of the New Lease, any and all sums that would at the time of execution and delivery thereof be due under this Lease, but for such termination and pays or causes to be paid any and all expenses, including reasonable attorneys’ fees, court costs, and disbursements incurred by Landlord in connection with any such default and termination, as well as in connection with the execution and delivery of such New Lease, less the net income, if any, collected by Landlord from the use of the Premises subsequent to the date of termination of this Lease and prior to the execution and delivery of the New Lease.

5.RENTAL.

5.1Interim Term.

Except for the payment by Tenant for all utilities used or consumed  by  Tenant,  its  agents, servants, employees, contractors or subcontractors during the Interim Term, no rental or other charges shall accrue or be payable by Tenant to Landlord during the Interim Term.  However, during the entire Interim Term Tenant shall be subject to and shall perform, observe and discharge all of the other covenants and obligations of Tenant under this Lease.

5.2Occupied Term.

Tenant shall pay to Landlord the following amounts as fixed rental for the use and occupancy of the Leased Premises during the Occupied Term, commencing on the first day of the

Occupied Term and thereafter on the first day of each full calendar month following the date of expiration of the Interim Term.  For the avoidance of doubt, year 6 on the below table shall commence on the date which is five (5) years and one (1) day from the Interim Term Commencement Date, and so on:

	FIXED	MONTHLY
YEARS	ANNUAL RENT	INSTALLMENT

1-5	$78,000.00	$6,500.00
6-10	$81,900.00	$6,825.00
11-15	$85,995.00	$7,166.25
16-20	$90,294.75	$7,524.56
21-26	$94,809.49	$7,900.79
26+	$99,549.96	$8,295.83

Installments for partial months shall be prorated on a per diem basis.

In addition, Tenant shall pay to Landlord an amount equal to 10% of the cost of the Cost-Shared Work (as defined in Exhibit “C” hereto) each year in year 1 through 5 of the Occupied Term, such amount to be paid to Landlord in twelve (12) monthly installments each year concurrently with the payment of the fixed annual rent (provided Tenant’s share of the Cost-Shared Work shall not exceed $45,000 in the aggregate).  The cost of the Cost-Shared Work shall be determined by calculating the sum of all invoices for the Cost-Shared Work and adding a five percent (5%) management fee.

5.3Prepayment of Rent. On the Interim Term Commencement Date, Tenant shall deposit with Landlord an amount equal to Fifteen Thousand Dollars ($15,000.00) (the “Rent Deposit”). The Rent Deposit shall be held by Landlord as security for the full and faithful performance by Tenant of all the terms, covenants and conditions of this Lease to be kept by Tenant and performed during the Interim Term.  Notwithstanding anything to the contrary contained in any law or statute now existing or hereafter passed: (i) Tenant shall not be entitled to any interest on the Rent Deposit; (ii) Landlord shall not be obligated to hold the Rent Deposit in trust or in a separate account; and (iii) Landlord shall have the right to commingle the Rent Deposit with its other funds.  If Tenant fails to perform any of the terms, covenants and conditions of this Lease to be performed by Tenant during the Interim Term, and this Lease shall therefore be terminated prior to the completion of Tenant’s Building, the parties agree that the Rent Deposit shall serve as liquidated damages and shall become the property of Landlord at such time.  It is acknowledged that Tenant’s failure to complete Tenant’s Work or to otherwise comply with the terms of this Agreement during the Interim Term will cause Landlord to incur substantial economic damages and losses of types and in amounts which may be impossible to compute and ascertain with certainty as a basis for recovery by Landlord of actual damages, and that liquidated damages represent a fair, reasonable and appropriate estimate thereof.  Accordingly, Tenant agrees that liquidated damages in the amount of the Rent Deposit may be assessed and recovered by Landlord without Landlord being required to present any evidence of the amount or character of actual damages sustained by reason of Tenant’s default.  Such liquidated damages are intended to represent estimated actual damages and are not intended as a penalty, and shall not limit

Landlord's right to terminate this agreement for default as provided elsewhere herein or to seek actual damages in excess of the Rent Deposit if such damages are capable of proof.  The Rent Deposit shall be held by Landlord until the commencement of the Occupied Term, at which point it shall be applied to Tenant’s monthly fixed rental obligations until depleted.

5.4Place of Payment.

All payments of rental shall be made by Tenant to Landlord in lawful money of the United States at the address set forth in Section 21.1 herein or at such other place within the United States of America as Landlord may from time to time direct in writing, and shall be made without any deduction, reduction, set-off or abatement except as may be expressly set forth to the contrary in this Lease.

6.ASSIGNMENT AND SUBLETTING.

Except as provided herein and in Section 4.9 above, neither this Lease nor any or all interest in this Lease shall be mortgaged, pledged, encumbered, assigned, transferred or otherwise disposed of in any manner by Tenant, voluntarily or involuntarily, by operation of law or otherwise, nor shall the Leased Premises or any part thereof be sublet, used, or occupied for the conduct of any business by any third person, firm or corporation or for any purpose other than herein authorized, except with the prior written consent of Landlord in its sole discretion.  In the event Tenant desires to sublet the Leased Premises or any portion thereof, or assign this Lease, Tenant shall give written notice thereof (the "Transfer Notice") to Landlord at least ninety (90) days but not more than one hundred eighty (180) days prior to the proposed commencement date of such subletting or assignment, which notice shall set forth the name of the proposed subtenant or assignee, the relevant terms of any sublease or assignment and copies of financial reports and other relevant financial information or background of the proposed subtenant or assignee.  Landlord shall notify Tenant of its consent or unwillingness to consent within thirty (30) days of its receipt of Tenant's written notice.

Consent by Landlord to any assignment or subletting shall not include consent to a subsequent assignment or subletting of the Leased Premises by Tenant or its assignee or sublessee.  Any sale assignment, mortgage,  transfer of this Lease or subletting which does not comply with the provisions of this Section shall be void.

Should Landlord consent to an assignment or sublease of this Lease, Tenant, its assignee or subtenant and Landlord shall execute an agreement prepared by or acceptable to Landlord wherein the proposed assignee or subtenant  agrees to be bound by the terms and conditions of this Lease including specifically the provisions of Section 3.1 above, and Tenant will pay to Landlord on demand a sum equal to all of Landlord's costs, including reasonable attorneys' fees (not to exceed $2500), incurred in connection with such assignment, sublease or transfer.  Unless specifically agreed to in writing by Landlord, no assignment or sublease of this Lease shall relieve Tenant of its liability hereunder.  The parties agree and acknowledge that Tenant contemplates assigning this Ground Lease to a third party who shall construct Tenant’s Building, and Tenant shall thereafter lease such Tenant Building pursuant to a separate commercial lease agreement.  Landlord consents to such assignment in principle, provided Landlord’s final consent shall be subject and contingent upon approval by Landlord of appropriate assignment documents, including, but not limited to, the lease between Tenant and assignee, and documents which shall expressly stipulate that Tenant will remain in privity of contract with Landlord and be directly and primarily liable for defaults hereunder, and that the lease between Tenant and assignee shall not be assignable without Landlord’s consent.

In the event of any such assignment, Landlord shall give to original Tenant (i.e. Embassy Bank for the Lehigh Valley), a copy of each notice of default at the same time as and whenever any such notice of default shall be given by Landlord to any assignee, addressed to such original Tenant at its address last furnished to Landlord.  Such original Tenant shall thereupon have the same period of time as the assignee does pursuant to the terms of this Lease in which to cure or correct any such default.  Landlord agrees to accept performance by such original Tenant of any covenant, condition, or agreement on the assignee’s part to be performed hereunder with the same force and effect as though performed by said assignee.  The foregoing cure rights are and shall be subject to the rights granted to any leasehold mortgagee.

7.REPAIRS AND MAINTENANCE; COMMON AREAS.

7.1REPAIRS AND MAINTENANCE.

At the sole cost and expense of Tenant and throughout the terms hereof, Tenant shall keep and maintain the Leased Premises in good order,  condition and repair,  in a clean, sanitary, non-hazardous and safe condition in accordance with the laws of the Commonwealth of Pennsylvania,  and in accordance with all directions, rules and regulations of the health officer, fire marshal, building inspector or any other proper officer of the governmental agencies having jurisdiction over the Leased Premises.  Without limiting the foregoing, Tenant shall be responsible for maintenance, repair and replacement as needed of the following: all electrical, plumbing, ventilating and utility systems located on the Leased Premises (including the HVAC Facilities); all windows, window fittings and sashes, and interior and exterior doors; all improvements,  alterations,  additions, equipment and fixtures within the Leased Premises; all interior and exterior walls,  floors and ceilings;  all water heaters; termite and pest extermination; all exterior improvements, paving, walkways, driveways, curbs, lighting and other fixtures and signs; all exterior landscaping,  shrubbery and grounds; and all of Tenant's improvements, personality, equipment and trade fixtures. Tenant shall keep and maintain the Leased Premises in accordance with all requirements of law concerning the manner, usage and condition of the Leased Premises and appurtenances thereto, as the same shall be in effect from time to time.  Tenant shall permit no waste, damage or injury to the Leased Premises.  If at any time and from time to time during the term hereof Tenant shall fail to make any maintenance, repairs or replacements in and to the Leased Premises as required in this Lease, Landlord shall have the right, but not the obligation, to enter the Leased Premises and to make the same for and on behalf of Tenant, and all sums so expended by Landlord shall be deemed to be additional rent hereunder and payable to Landlord upon demand.

7.2Common Areas.

Tenant shall be responsible for its proportional share of all repair and maintenance obligations described above as they relate to areas, such as driveways, open space and storm water detention facilities, shared and commonly used by the Leased Premises and the remainder of the Commons (“CAM”).  Tenant shall cooperate with the Landlord and any other tenant of Main Street Commons to arrange for such repairs and maintenance to be performed, which work shall be performed by Landlord.

Notwithstanding the foregoing, until such time as the Commons shall be occupied by a second tenant, Tenant shall be responsible for 100 percent (100%) of the CAM charges for (i) repair and maintenance of Tenant’s driveway and parking area and lawn/landscaping areas; (ii) snow and ice removal from Tenant’s driveway and parking area; and (iii) trash removal. Tenant shall be responsible for fifty percent (50%) of repair and maintenance and snow and ice removal from the access road leading from Route 100 to Tenant’s driveway.  At such time as a second tenant occupies the commons, Tenant shall remain responsible for fifty percent (50%) of repair and maintenance and snow and ice removal from the access road leading from Route 100 to Tenant’s driveway and become only fifty percent (50%) responsible for trash removal.  The other charges will be prorated between the two users based upon the respective areas of each.  Finally, Tenant’s share of repair and maintenance and snow and ice removal of the access road may be further reduced in the future by the addition of more users of the common areas, or portions thereof, when adjacent land owned by Landlord is developed.  Notwithstanding any other provision of this Agreement, Landlord retains the right at all times to access the Leased Premises at any reasonable time as may be necessary or desirable for the repair, maintenance or inspection of the common areas described above, and Tenant specifically acknowledges and agrees that the common areas described above, whether or not part of the Leased Premises described herein, shall at all times be accessible to Landlord, any tenant of the Commons, and the public to the extent necessary or desirable in the course of business of the Commons.  An estimated schedule of CAM is attached hereto as Exhibit “D”.

Notwithstanding the foregoing, CAM shall not include costs incurred or paid for: repairs and replacement of roofs; structural repairs and replacements to any buildings located upon the Premises; all costs and depreciation and amortization of the initial construction and installation of the Commons, including without limitation, the initial construction of all paving areas, driveways, aisles, sidewalks, traffic and safety equipment signs, landscaping and other improvements; leasehold improvements, negotiating, amending, extending, administering or terminating leases with any tenant including, without limitation, brokerage commissions, architectural or legal services; payments under mortgages encumbering all or any part of the Commons; cash reserves for replacement of facilities; curing defects in the construction of the buildings; capital costs or capital improvements and repaving the entire parking areas more often than once every ten (10) years (repaving once every ten (10) years is a permitted CAM cost) (patching the parking area is a permitted CAM cost); repairs and other costs incurred for the sole benefit of any tenant; Landlord’s charitable or political contributions; costs of refinancing, selling or otherwise transferring ownership of the Commons and/or improvements thereon; general overhead and administrative expenses not directly related to the operation and management of the Commons; and further provided that any costs incurred with respect to the Commons which have been charged to and paid directly by Tenant or another tenant (as part of Tenant’s Pro Rata Share or another tenant’s share of CAM) and which have been reimbursed to Landlord from condemnation or insurance awards shall, after deducting Landlord’s costs in obtaining such awards, be deducted from CAM for the year in which Landlord receives such payments or awards.  Also, upon the development of the Commons and in the event any other tenant shall utilize the Commons, such other tenant shall be responsible for their pro rata share of maintenance, repair and other applicable CAM costs.

Landlord shall provide a statement of CAM expenses to Tenant within 60 days of the end of each year, detailing Tenant’s pro rata share.  Tenant shall have the right, to be exercised no more than once per year, to audit the books and records of Landlord pertaining to the CAM.  Such audit shall be at Tenant’s sole cost and expense. If Tenant objects to Landlord’s CAM statement, or Tenant objects to Landlord’s calculation of CAM arising from a Tenant audit, the parties shall in good faith attempt to resolve such objection or dispute.  If the same cannot be amicably resolved, the parties shall submit the same to an independent certified public accountant, whose decision shall be binding upon the parties absent manifest error.

8.ALTERATIONS BY TENANT.

Tenant shall not make any structural changes to the interior of Tenant's Building, or any change which shall adversely effect or diminish the utility or value of the Leased Premises or Tenant's Building, or any change to or which is visible from, the exterior of Tenant's Building without the prior written consent of Landlord.  No building or other improvements at any time on the Leased Land shall be demolished without the prior written consent of the Landlord and any mortgagee of Landlord.  All permitted changes and alterations  (herein collectively referred to  as "Alterations") shall be made in all cases subject to the following conditions, which Tenant hereby covenants and agrees to keep, observe and perform:

(a)No Alteration shall be undertaken until Tenant shall have procured and paid for, so far as the same may be required from time to time, all municipal and other governmental permits and any authorizations of the various municipal departments and governmental subdivisions having jurisdiction, and Landlord agrees to join, at the expense of Tenant, in the application for any such permit or authorizations whenever such action is necessary.

(b)Each Alteration, when completed, shall be of such a character as to not adversely affect or diminish the value or utility of the improvements and equipment on the Leased Land immediately before such Alteration.

(c)All work done in connection with any Alteration shall be done promptly and in a good and workmanlike manner and in compliance with the applicable municipal building and  zoning  laws  and with all  other  laws, ordinances, orders, rules, regulations and requirements of  federal,  state  and  municipal  governments  and appropriate departments, commissions, boards and officers thereof; the cost of any such Alteration shall be paid in cash or  its  equivalent, so that no liens shall be enforced against the Leased Premises for labor and materials supplied or claimed to have been supplied to the Leased Premises.

9.LIENS AND CLAIMS.

Tenant shall not cause, suffer, or permit the Leased Premises or Tenant's Building to be encumbered by any liens of mechanic's, laborers, or materialmen or any other liens.  Tenant shall, whenever and as often as any such liens are filed against the Leased Premises or Tenant's Building and are purported to be for labor or material furnished or to be furnished to Tenant, discharge the same of record within ten (10) days after Tenant first receives notice or has actual knowledge of the filing thereof by payment, bonding or otherwise, as provided by law.   Tenant shall, upon notice and request from Landlord, also defend Landlord, at Tenant's sole cost and expense, against any action, suit or proceeding which may be brought on or for the enforcement of any such lien and shall pay any damages and satisfy and discharge any judgments entered in such action, suit or proceeding and shall save harmless Landlord from any liability, claim or damages resulting therefrom.  Upon Tenant’s failure to procure the bonding, discharge or satisfaction of any such lien within such ten (10) day period, Landlord may, without further notice, procure the discharge or satisfaction thereof by bonding or payment or otherwise, and all costs and expenses which Landlord may incur in obtaining such discharge shall be paid on demand by Tenant as additional rent hereunder.  Upon Tenant's request, Landlord shall join Tenant in the execution of a “Stipulation Against Liens” with respect to work performed at or materials supplied to the Leased Premises.

10.UTILITIES.

10.1Tenant Pays Charges.

During the term of this Lease, Tenant shall pay or cause to be paid all charges for gas, electricity, water and any other utilities furnished to the Leased Land and all sewer use charges or similar charges or assessments for utilities levied against the Leased Land and shall, at its sole cost and expense, make all reasonable efforts to ensure that all such services are separately metered, submetered or assessed.  If any such utilities are not separately metered, but rather service multiple owners and/or tenants, Tenant shall be responsible only for its pro rata share of the same.

11.TAXES AND ASSESSMENTS.

11.1Real Estate.

As used herein, the term “Real Estate Taxes” shall mean all real estate taxes, assessments for improvements to the Leased Land and improvements, municipal or county water and sewer rates and charges, whether the same is or are general or special, or ordinary or extraordinary, and all similar or dissimilar levies, taxes and assessments, , which shall now or hereafter be levied, assessed or imposed against the Leased Land or Tenant's Building and any other improvements erected or caused to be erected thereon and which become a lien or are due and payable thereon during the term of this Lease, excluding any franchise, corporate, income, personal property, capital levy, capital stock, excess profits, net worth, transfer, revenue, estate, gift, inheritance or succession tax payable by Landlord or any other tax, assessment, levy or charge upon, or measured in whole or in part by, the income or profits of Landlord, or any interest or penalties on such excluded items.  Such Real Estate Taxes shall also include any and all taxes, levies or assessments in lieu of and/or in addition to the Real Estate Taxes in effect on the date hereof.  If at any time during the term of this Lease, the method of taxation prevailing on the date hereof shall be altered so as to cause any tax measured by or imposed upon the rental or other sums payable hereunder to be substituted for Real Estate Taxes or assessments, then such taxes shall be deemed included in the obligations of Tenant under this Section, but only to the extent the same would be payable if the Leased Land were the only property of Landlord subject to such taxes.

11.2Payment by Tenant.

Tenant shall pay or cause to be paid, before any fine, penalty, interest or cost may be added thereto for the nonpayment thereof, all Real Estate Taxes levied against the Leased Land during the Lease Term, including the improvements on the Leased Land and all permitted alterations and additions thereto.  If the Leased Land shall not be separately assessed but shall be assessed as a part of a larger parcel of real property, until such time as the Leased Land shall be separately assessed, Tenant shall pay within ten (10) days of written demand for payment from Landlord, a portion of any Real Estate Taxes levied against the entire parcel of real property on the following basis: Tenant's share shall be an amount equal to the product obtained by multiplying such Real Estate Taxes by a fraction, the numerator of which shall be the leased area (i.e the Leased Land) (expressed in square feet) and the denominator of which shall be the area of the property (i.e. Landlord’s entire parcel of which the Leased Land is a portion thereof)(expressed in square feet) (said fraction is hereinafter referred to as ("Tenant's Pro Rata Share")).  For purposes of clarification, Tenant’s Pro Rata Share shall apply only to tax assessments related to land, and not any other buildings or improvements located on such land.  Tenant acknowledges and agrees that it shall be solely responsible for the payment of all tax assessments related to Tenant’s Building.

11.3Installment Payments.

If any Real Estate Taxes are at any time during the Term levied or assessed against the Leased Land, which, upon exercise of any option permitted by the assessing authority, may be paid in installments or converted to an installment payment basis (irrespective of whether interest shall accrue on unpaid installments), Tenant may elect to pay such taxes in installments with accrued interest thereon, provided such taxes are separately assessed.   In the event of such election, Tenant shall be liable only for those installments of such tax or assessment which accrue and become payable during, or are attributable to, the Term.

11.4Proration.

Any Real Estate Taxes which are payable by Tenant hereunder shall be prorated between Landlord and Tenant if such Real Estate Taxes relate to a fiscal period of the levying authorities which commences before the commencement of the Occupied Term or extends beyond the expiration or earlier termination of the Term hereof so that Tenant shall only pay that portion of such Real Estate Taxes equal to that proportion which the number of days of such fiscal period falling within the Occupied Term or extensions thereof bears to the total number of days of such fiscal period.

11.5Cooperation of Landlord.

Tenant reserves the right, if Landlord elects not to contest any tax assessment, to contest or appeal any property tax assessment affecting the Leased Premises, provided that Tenant shall pay all costs of such contest and appeal and shall indemnify Landlord against any and all loss, costs or damages (including any increase in or assessment affecting adjacent properties) incurred by Landlord as a result or Tenant’s appeal or contest.

11.6Other Taxes Payable by Tenant.

Tenant covenants and agrees to pay before delinquency all personal property taxes, assessments and liens levied during the Occupied Term of this Lease upon all personalty belonging to Tenant and situated on or about the Leased Land.  In addition to the elements of rent and all other charges to be paid by Tenant hereunder, Tenant shall pay to Landlord, within thirty (30) days after written demand as additional rent hereunder, any and all taxes payable by Landlord (other than net income taxes) whether or not now customary or within the contemplation of the parties hereto: (i) upon, measured by or reasonably  attributable  to the cost or value of Tenant's equipment, furniture, fixtures, improvements (whether constructed by Landlord or Tenant) and other personal property located in the Leased  Premises or by the cost or value of  any leasehold improvements made in or to the Leased Premises by or for Tenant, regardless of whether title to such improvement shall be in Landlord or Tenant; (ii) intentionally deleted; (iii) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Leased Premises, Tenant's Building, the Leased Land or any portion of any thereof; and (iv) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Leased Premises and/or Leased Land (it is the intent of the parties that this Lease shall not trigger Pennsylvania’s realty transfer tax).

12.INDEMNIFICATION AND NONLIABILITY OF LANDLORD.

Tenant agrees to protect, defend, indemnify and save harmless Landlord against any and all loss, damages and liability on account of any, all and every demand or claim or assertion of liability or any claim or any action founded thereon arising or alleged to have arisen out of any act or omission of Tenant, its agents, servants, employees, patrons, customers, independent contractors, licensees or invitees, arising out of the occupation, use, possession, conduct or management of the Leased Premises whether such claim or action be for damages, injury to person or property, including the property of Tenant, or death of any person, made by any person, group or organization, whether employed by either of the parties hereto or otherwise.

13.INSURANCE.

13.1Hazard Insurance.

During the term hereof, Tenant shall at Tenant's sole cost and expense, for the mutual benefit and protection of Landlord, Landlord's mortgagees and Tenant, procure and maintain, or cause to be procured and maintained, an all-risk, broad form policy or policies of fire and extended coverage insurance with a vandalism and malicious mischief endorsement covering Tenant's Building and all other improvements located on the Leased Land, in a company or companies licensed to do business in the Commonwealth of Pennsylvania and acceptable to

Landlord, in a total amount of one hundred percent (100%) of the full replacement value of Tenant's Building and appurtenances, but in no event shall such policies contain a co-insurance provision.  The term “full replacement value” shall mean the then actual replacement cost, excluding excavation and foundation costs.  Tenant agrees to reevaluate such insurance coverage at Landlord's request, but not more often than at one (1) year intervals and to increase said coverage if it shall then be less than one hundred percent (100%) of the then full replacement value.

All policies of insurance, and all renewals thereof, shall name both Landlord and Tenant as insureds and provide for the payment of all losses in excess of one hundred thousand  dollars ($100,000.00) to  [________________] or  another  third  party escrow agent mutually acceptable to Landlord and Tenant, its successors or assigns (hereinafter referred to as the “Insurance Trustee”) for the use and benefit of the Landlord and the Tenant, and of the mortgagee under any mortgage on the leasehold estate (the “Mortgagee”) as their respective interests may appear.

In the event of any loss, the Insurance Trustee shall proceed to hold and disburse the proceeds of any such policies of insurance as provided in Article 14 below.  All proceeds of such insurance received by the Insurance Trustee shall be used to repair and restore the damaged or destroyed Improvements.  If Tenant  fails or refuses to promptly begin any such work or restoration, reconstruction or replacement of damaged or destroyed Improvements as required herein, or after beginning, shall fail or refuse to diligently prosecute such work, then Landlord may, at its option, make or complete as begun, such restoration, reconstruction and/or  replacement  of improvements, using reasonable diligence therein, and Landlord in so doing and paying for the work shall be entitled to receive the insurance proceeds for that purpose from the Insurance Trustee.

Landlord and Tenant shall cooperate in the settling of any claim under the said insurance coverage.

13.2General Liability.

During the term of this Lease, Tenant shall, at Tenant’s sole cost and expense, for the mutual benefit and protection of Landlord and Tenant, maintain comprehensive general  public liability insurance against claims for personal injury or death and property damage occurring upon, in or about the Leased Premises, or on, in or about the adjoining sidewalks  and passageways under the control of Tenant, such insurance to afford protection to a limit of not less than a combined single limit of three million dollars ($3,000,000.00) per occurrence in respect of personal injury or death and property damage.  Tenant agrees to reevaluate such insurance coverage at Landlord's request, but not more frequently than at one (1) year intervals and to increase said coverage if it is reasonably determined that the owners, lessees or mortgagees of similar properties in the general vicinity of the Leased Premises are now carrying or be required to carry higher levels of coverage.

13.3Course of Construction Policy.

Tenant shall, during the Interim Term, obtain at Tenant's sole cost and expense a “course of construction” policy of insurance, including, but not limited to, provisions for fire and extended coverage covering the building and appurtenances to be constructed by Tenant on the Leased Land.  Landlord, Tenant's contractor, Tenant's construction lender (if any) and Tenant shall be named as insureds under such policy.  Tenant agrees that any "course of construction" policy obtained shall provide that any insurance carried by Landlord shall be in excess of said "course of construction" policy and shall not contribute to payment of any loss thereunder.

13.4Workman’s Compensation.

During the term of this Lease, Tenant shall maintain or cause to be maintained, workmen's compensation insurance as required by law.

13.5Blanket Policies.

All policies of insurance required hereunder of the Tenant during the term of this Lease may be in the form of “blanket” policies, provided that the Leased Premises shall be added as a scheduled location thereunder and the coverage thereunder must be at least equal to that which would be provided under the separate policies which Tenant must maintain pursuant to this Lease.

13.6Policies and Certificates of Insurance.

Tenant agrees during the term of this Lease to deliver to Landlord certified copies of policies evidencing the insurance procured by Tenant under the terms hereof, or to deliver in lieu thereof certificates of coverage from the insurance company or companies writing said policy or policies of insurance, which certificates shall designate the company writing the same, the number, amount and provisions thereof, and shall indicate on the face thereof that Landlord is a named insured under said policies and that Landlord's mortgagees on the Leased Land shall be named insureds for the policies provided in this Lease.

13.7Cancellation or Termination.

All insurance policies to be provided by Tenant shall contain a provision that said policies shall not be cancelled, terminated or expire without thirty (30) days' prior notice from the insurance company to Landlord.  Tenant agrees that on or before twenty (20) days prior to expiration of any insurance policy, Tenant shall deliver to Landlord written notification in the form of a receipt or other similar documents from the applicable insurance company that said policy or policies have been renewed, or deliver certificates of coverage or certified copies from another insurance company licensed to do business in the Commonwealth of Pennsylvania and acceptable to Landlord for such coverage.

13.8Failure to Procure.

In the event Tenant should fail to procure or keep in force the insurance which, as provided in this Lease, must be procured and kept by Tenant, Landlord may, but shall not be obligated to, procure insurance for Tenant's benefit and recover the cost thereof from Tenant within ten (10) days from written demand therefore from Landlord.

14.DAMAGE AND DESTRUCTION.

14.1Restoration and Repair.

If, during the term of this Lease, the Leased Premises shall be damaged or destroyed by a cause or casualty covered by the insurance Tenant is required to carry pursuant to Article 13 above, Tenant shall repair or replace the building and/or improvements damaged or destroyed by the insurable cause of damage or destruction on the same plan and design as existed immediately prior to such damage or destruction (subject to any change in plan and design requested by Tenant and approved by Landlord in accordance with Section 14.3 below), subject to such delays as may be reasonably attributable to governmental restrictions or other causes beyond the control of Tenant.  Materials used in repair shall be as nearly like original materials as may then be reasonably procured in regular channels of supply.  All proceeds of insurance carried on Tenant's Building and any other improvements located on the Leased Land hereinabove, payable as a result of such damage or destruction, shall be used and applied in accordance with Article 13 above and this Article 14 to the extent necessary for such repair or rebuilding.  Landlord shall not be required to contribute any of its own funds to the cost of repair or rebuilding.

14.2Damage Not Covered by Insurance.

If, during the term of this Lease, Tenant's Building or any other improvements located on the Lease Land shall be damaged or destroyed by a cause or casualty not covered by the insurance Tenant is required to maintain pursuant to Article 13 above to the extent of twenty-five percent (25%) or more of the monetary value thereof, then by written notice to Tenant within thirty (30) days after the date of such damage or destruction, Landlord may elect to terminate this Lease.  However, if Landlord gives notice of termination to Tenant, this Lease shall not terminate if the Tenant shall,  within thirty (30) days after receipt of such notice, give written notice to Landlord of Tenant's election to cause  the  repair  and  restoration  of  Tenant's  Building  and improvements.  In such event, Tenant shall, at its sole expense, provide the funds necessary therefor and shall thereafter promptly and diligently repair and restore the Leased Premises to the same extent required in Section 14.1 above.  In the event any such damage or destruction, from a cause not covered by the insurance required to be maintained in Article 13, is not sufficient to permit termination of the Lease pursuant to this Section 14.2, Tenant shall at Tenant's sole cost and expense, promptly repair and restore the Leased Premises to the same extent required in Section 14.1 hereinabove.

14.3Approval of Plans.

Prior to commencement of such restoration, reconstruction or replacement, the Tenant, or the Mortgagee in the event any Mortgagee shall elect to undertake such restoration, reconstruction or replacement, shall furnish Landlord with a copy of all plans, specifications, contracts and guaranty bonds, or documents and shall obtain the prior written consent of Landlord for all repairs involving structural portions of the Leased Premises, or any modification to or alteration of the plan and design as existed immediately prior to the occurrence of the damaging event.

14.4Disbursement of Proceeds.

After such restoration, repair, reconstruction or replacement shall have commenced, the supervising architect, or if there be no supervising architect, then the general contractor in charge of such work, shall certify monthly to the Insurance Trustee statements showing the actual cost of the work done in the preceding month, and shall furnish satisfactory receipts and paid invoices,  together with partial  or  interim  lien waivers  or releases for labor and materials showing that Tenant has paid such costs in full.  Thereupon, said Insurance Trustee shall reimburse Tenant for ninety percent (90%) of the amount of such monthly cost paid by the Tenant.  Upon the completion of such restoration, repair, reconstruction or replacement free from liens for labor and materials, the Tenant shall exhibit to said Trustee receipts in full, together with final lien waivers or releases showing that Tenant has paid for all of said work,  together with a final contractor's affidavit or similar document attesting under oath that the work has been finally completed and all payments for labor and/or materials have been paid in full, and thereupon said Trustee shall pay to said Tenant the balance remaining in said insurance fund, it being understood and agreed that the cost of administering said trust including the compensation of  said Insurance Trustee shall not be paid out of or withheld from said insurance proceeds, but shall be paid directly by Tenant.

14.5Replacement of Tenant's Equipment.

In the event of the damage or destruction of the Leased Premises not giving rise to a termination of this Lease, Tenant shall, at its own expense, replace and repair so much of Tenant's equipment in the Leased Premises which may be damaged or destroyed, as may, in the option of Tenant, be necessary for the resumption by Tenant of its business in the Leased Premises.  Such replacement or repair shall commence as soon after the damage or destruction as may be reasonably possible, and shall be prosecuted by Tenant diligently and with continuity until completion, subject to delays caused by force majeure.

14.6Right to Terminate.

In the event of the damage or destruction of the Leased Premises by a cause or casualty covered by the insurance Tenant is required to carry pursuant to Article 13 hereinabove, Tenant shall have the right to terminate this Lease if, during the last three (3) years of the Term of this Lease,  Tenant's  Building  is  damaged  in  an  amount  exceeding sixty-six and  two-thirds  percent (66-2/3%) of the then reconstruction cost thereof, provided that, in such event, such termination of this Lease shall be effected by written notice within ninety (90) days of the happening of the casualty causing such damage, and all insurance proceeds shall promptly be paid over to Landlord by the Insurance Trustee (or Tenant shall assign its rights under any applicable insurance policy(s) to Landlord, as applicable).  Upon such termination, rent and all other sums due by Tenant under this lease shall terminate as of the termination date.

15.CONDEMNATION.

15.1Total or Substantial Taking.

(a)Total Taking.  In the event the Leased Premises shall be appropriated or taken under the power of eminent domain by any public or quasi-public authority, this Lease shall terminate and expire as of the date of such appropriation or taking, and Landlord and Tenant shall thereupon be released from any liability hereunder for occurrences or omissions hereunder arising subsequent to such date of appropriation or taking.

(b)Partial Taking.  In the event that more than twenty-five percent (25%) of the Leased Premises shall be appropriated or taken under the power of eminent domain by any public or quasi-public authority, either Landlord or Tenant shall have the right to cancel and terminate this Lease as of the date of such taking upon giving the other party written notice of such election within thirty (30) days after the receipt by Tenant from Landlord of notice that the Leased Premises have been so appropriated or taken.  In the event of such cancellation, Landlord and Tenant shall thereupon be released from any liability under this Lease for occurrences or omissions hereunder arising subsequent to such date of appropriation or taking.

15.2Effect on Rent.

If this Lease is terminated as provided in Section 15.1 herein, the rent for the last month of Tenant's occupancy shall be prorated, and the Landlord agrees to refund to the Tenant any rent paid in advance provided all other sums or amounts owed by Tenant to Landlord have been paid in full.

15.3Condemnation Award.

In the event this Lease is terminated as provided in Section 15.1 herein, all compensation awarded or paid upon such a total or partial taking of the Leased Premises shall belong to and be the property of Landlord.   Landlord and Tenant agree to equitably allocate any award between Tenant and Landlord provided, however, in no event shall Tenant receive an amount in excess of the unamortized value of Tenant's Building, excluding reasonable stock, trade fixtures, furniture and other personal property. Nothing contained herein shall affect  the Tenant's right to prosecute any claim directly against the condemning authority in such condemnation proceedings for the following items only: loss of business and/or depreciation to, damage to, value of and/or cost of removal of Tenant's stock and/or Trade Fixtures, furniture and other personal property of Tenant; provided, however, that no such claim shall diminish or otherwise adversely affect Landlord's award or the award(s) of any and all ground and underlying lessor(s) and mortgagee(s).  Such party agrees to cooperate with the other to attempt to obtain separate awards or an allocation of any lump-sum award.

15.4Restoration of Remainder.

If this Lease shall not be terminated as in this Article 15 provided but shall continue as to that portion of the Leased Premises which shall not have been appropriated or taken, then in that event Tenant,  at its cost and expense, shall immediately restore to the extent reasonably possible Tenant's Building and improvements on the Leased Land remaining to a complete unit of like quality and character as existed prior to such appropriation or taking, and the rent shall be reduced in the ratio that the ground floor area of the restored Leased Premises bears or shall bear to the ground floor area of the Leased Premises before such taking.  Landlord shall make available to Tenant the proceeds of any condemnation award received by Landlord to the extent such proceeds shall be attributable to the loss of Tenant's Building or other improvements on the Leased Land.

16.SUBORDINATION AND NONDISTURBANCE.

This Lease shall be subordinate to the lien of any ground lease mortgage or deed of trust, deed to secure debt, or other hypothecation for security now or hereafter constituting a lien on the Leased Premises (hereafter, a “Mortgager”, with the holders thereof from time to time being referred to as “Holder”) and to all renewals, modifications and extensions thereof, and Tenant will promptly execute and deliver any instrument reasonably required by Landlord in confirmation of such subordination; provided, however, that with respect to any such lien,  Tenant's obligation to execute any instrument confirming such subordination shall be conditional upon the obligation of Landlord to secure from any such Holder a written agreement  in  form  for  recordation  and  in  form  reasonably satisfactory  to  Landlord, Tenant  and  such  Holder that notwithstanding anything to the contrary in any such Mortgage, if by foreclosure or otherwise, such Holder or any successor in interest shall come into possession or become the owner of the Leased Premises, it will not disturb the possession, use or enjoyment by Tenant of the Leased Premises nor disaffirm this Lease or any of Tenant's rights hereunder, so long as all obligations of Tenant are fully performed in accordance with the provisions of this Lease, and such successor in interest shall be bound by the terms and conditions of this Lease as a successor landlord.

17.RIGHT OF INSPECTION BY LANDLORD.

Landlord and Landlord's representatives, including, but not limited to any holder of any mortgage, may enter upon or in (as applicable) the Land, Leased Premises and/or Tenant's Building at all reasonable times, but upon reasonable prior and notification, for any one (1) or more of the following purposes: (i) marketing of the Land, Leased Premises and/or Tenant's Building; performance of any work which Landlord elects to undertake by reason of Tenant's default hereunder, at Tenant's expense; or posting of notices of non-responsibility under any mechanic's lien or similar law; (ii) during the final twelve (12) months of the term hereof,  presenting the Leased Premises to prospective tenants; and (iii)  at any time in the event of an emergency.  Landlord agrees to use reasonable efforts to minimize any disturbance of or interference with Tenant's use of the Land, Leased Premises and/or Tenant's Building.  Landlord acknowledges that Tenant contemplates operating a bank branch upon the Leased Premises and therefore any inspection of Tenant’s Building shall be subject to Tenant’s reasonable security measures and shall only be done when accompanied by a Tenant representative.

18.SALE OF LEASED LAND BY LANDLORD/EXCULPATION.

In the event of any sale of the Leased Land by Landlord, Landlord shall be and is hereby entirely freed and relieved of all liability under any and all covenants and unaccrued obligations contained in or derived from this Lease, arising out of any act, occurrence or omission occurring after the consummation of such sale, provided that the purchaser at such sale or any subsequent sale of the Leased Land shall in writing agree to carry out any and all of the covenants and obligations of Landlord under this Lease.

19.LIABILITY OF LANDLORD.

If Landlord shall fail to perform any covenant, term, or condition of this Lease and Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levy thereon against the right, title and interest of Landlord in and to the Leased Land and this Lease, and out of rents or other income from the Leased Premises receivable by Landlord, or out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title and interest in such Premises, as the same may then be encumbered, and neither  Landlord  nor  any  of  its  partners, officers, shareholders,  agents, employees, contractors or representatives shall be liable or have any personal liability for any deficiency, unless such claim is conclusively the result of the gross negligence, willful misconduct or fraudulent acts of Landlord.  It is understood that in no event shall Tenant have any right to levy execution against any property of Landlord, its partners, officers or shareholders, other than their respective interests in the Leased Land, and further qualified by the provision in the preceding sentence.  Such right of execution shall be subordinate and subject to any mortgage or other encumbrance upon the Leased Land.

20.CONDITIONAL LIMITATIONS-DEFAULT PROVISIONS.

20.1Events of Default.

If at any time during the term of this Lease any one or more of the following events shall occur (herein called an "Event of Default" or a "Default"), an Event of Default by Tenant shall have occurred hereunder:

(a)If Tenant shall make an assignment for the benefit of its creditors; or

(b)If any petition shall be filed against Tenant in any court, whether or not pursuant to any statute of the United States of America or of any state, in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceedings, and Tenant shall thereafter be adjudicated bankrupt, or if such proceedings shall not be dismissed within ninety (90)  (90) days after the institution of the same, or if any such petition shall be so filed by Tenant or a liquidator; or

(c)  If, in any proceeding, a receiver, receiver and manager, trustee or liquidator be appointed for all or any portion of Tenant's property,  and such receiver, receiver and manager, trustee or liquidator shall not be discharged within ninety (90) days after the appointment of  such receiver, receiver and manager, trustee or liquidator; or

(d)If Tenant shall fail to pay any installment of rent provided for herein, or any part thereof, when the same shall become due and payable; or

(e)If Tenant shall fail to pay any item of real estate taxes, insurance premiums, utility payments or any other charge or sum required to be paid directly by Tenant to a third party or parties hereunder; or

(f)If Tenant shall fail to perform or observe any other requirement of this Lease on the part of Tenant to be performed or observed, and such failure shall continue for ninety (90) days after notice thereof from Landlord to Tenant, except that Landlord shall not be obligated to provide such notice as to a repeated or recurring default of like kind or nature more than twice in any period of twelve (12) consecutive months.

Upon the happening of any one or more of the aforementioned Events of Default, Landlord shall have the right, then or at any time thereafter and while such Default or Defaults shall continue, to give Tenant written notice of Landlord's intention to terminate this Lease on a date specified in such notice, which date shall not be less than ten (10) days after the date of giving of such notice, and on the date specified in such notice, Tenant's right to possession of the Leased Premises shall cease and Tenant shall peaceably and quietly yield to and surrender to Landlord the Leased Premises and this Lease shall thereupon be terminated and all of the rights, title and interest of Tenant hereunder and in the Leased Premises shall wholly cease and expire in the same manner and with the same force and effect as if the date of expiration of such ten (10) day period were the date originally specified herein for the expiration of this Lease and the Lease term, and Tenant shall then quit and surrender the Leased Premises to Landlord, but Tenant shall  remain liable as hereinafter provided.

Upon any nonmonetary default where a notice and cure period is not specified above, Tenant shall have ninety (90) days from receipt of Landlord’s written notice of its intention to terminate to (i) advise Landlord of Tenant’s intention to take all reasonable steps to cure such nonmonetary default, (ii) duly commence such cure within such period and diligently prosecute the same, and (iii) complete such cure within a reasonable time thereafter.  In such case, Landlord shall not have the right to terminate the Lease unless Tenant fails to cure as set forth in the previous sentence, in which case Landlord shall have all rights and remedies available to it at law or in equity, including the right to terminate the Lease.  If a monetary default occurs (i.e. items (d) or (e) above), not more than two (2) times annually, Tenant shall have thirty (30)  days from receipt of Landlord’s written notice of its intention to terminate to cure the same.

20.2Reentry by Landlord.

In the event of any termination of this Lease as so stated hereinabove or as otherwise permitted by law, or if a default shall continue beyond the expiration of any grace period above  provided  for and Landlord shall  have elected not to terminate the Lease, Landlord may enter upon the Leased Premises and have, repossess and enjoy the same by summary proceedings, ejectment or otherwise, and in any such event neither Tenant nor any person claiming through or under Tenant by virtue of any statute  or of  an order of  any court  shall  be entitled to possession or to remain in possession of the Leased Premises but shall forthwith quit and surrender the Leased Premises.  Landlord shall incur no liability to any person for or by reason of any such entry, repossession or removal of Tenant or any person claiming through or under Tenant.

20.3Payment of Rental and Expenses Upon Default.

(a)  To the extent permitted by law, in  case  of  any  such  termination, reentry or dispossession by summary proceedings, ejectment or otherwise, the rent and all other charges required to be paid by Tenant hereunder shall thereupon become due and payable up to the time of such termination, reentry or dispossession and Tenant shall also pay to Landlord all expenses which Landlord may then or thereafter incur for legal expenses, reasonable attorneys' fees, brokerage fees and all  other costs paid or incurred by Landlord for restoring the Leased Premises to good order and condition for altering, decorating, repairing and otherwise preparing the same for reletting, for maintaining    the  Leased Premises and improvements and for reletting the same.

(b)  Landlord may, by written notice, at its option elect to do and perform any one or more of the following in addition to, and not in limitation of, any other remedy or right permitted it by law or by this Lease:

(i)Relet all or any portion or portions of the Leased Premises as the agent of Tenant without advertisement and by private negotiations and for any term and upon such conditions as Landlord deems proper in its sole discretion, and receive the rent therefor, and Tenant shall pay Landlord any deficiency that may arise by reason of such reletting on demand, but Tenant shall not be entitled to any surplus so arising.  Tenant shall reimburse Landlord for all costs, expenses and reasonable attorneys' fees of Landlord incurred in connection with the  default of Tenant, termination of  this  Lease, eviction of Tenant, reletting the Leased Premises and preparing the Leased Premises for the new tenant or tenants, including, but not  limited to,  advertising expenses and commissions; and/or

(ii)As agent of Tenant, do whatever Tenant is obligated to do by the provisions of this Lease.  Tenant agrees to reimburse Landlord immediately upon demand for any costs and expenses, including, but not limited to, reasonable attorneys' fees which Landlord may incur in thus effecting compliance with this Lease on behalf of Tenant, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant or the property of Tenant from such action, whether caused by the negligence of Landlord or otherwise.

(c)  Except as provided by applicable law, no act or thing done by Landlord or Landlord's agents during the term of this Lease shall be deemed a termination of this Lease or an acceptance of a surrender of the Leased Premises, and no agreement to accept a surrender of the Leased Premises shall be valid, unless the same be made in writing and executed by Landlord.  Any waiver of or redress for any violation of any covenant or condition contained in this Lease shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.  In case it should be necessary or proper for Landlord to bring any action under this Lease, or to consult, or place this Lease or any amount payable by Tenant hereunder, with an attorney concerning or for the enforcement of any of Landlord's rights hereunder, then Tenant in each and any such case shall pay Landlord its reasonable attorneys' fees, provided Tenant is judicially determined to have breached a material term or condition of this Lease.  In the event of any Default by Tenant under the terms and provisions of this Lease,    Landlord, in addition  to  but  not  in lieu of  or  in limitation of,  any other right or remedy provided to Landlord under the terms of this Lease or otherwise, shall have the right to be immediately repaid by Tenant the unamortized amount of any and all sums expended by Landlord and not repaid by Tenant in connection with preparing or improving the Leased Premises to Tenant's specifications, together with the brokerage commissions and/or rental concessions pertaining to this Lease.

(d)   All rights and remedies provided herein or otherwise existing at law or in equity are cumulative, and the exercise of one or more rights or remedies by either party shall not preclude or waive its right to the exercise of any or all of the others.

(e) Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant acknowledge that Tenant’s liability upon a default is subject to the limitations provided in 12 U.S.C. Section 1821(e)(4).  Therefore, in the event (a) Tenant, but not its assignees, shall become subject to a bankruptcy proceeding pursuant to Title 11 of the United States Code or similar proceeding during the term of this Lease, or (b) the depository institution operated by Tenant is taken over by any depository institution supervisory authority (hereinafter referred to as the “Authority”) during the term of this Lease, Landlord may, in either such event, terminate this Lease only with the concurrence of any receiver or liquidator appointed by such Authority or pursuant to an order of the Court with jurisdiction over such case or proceeding, or upon the expiration of the stated term of this Lease as provided herein, provided that in the event this Lease is terminated by the Receiver or Liquidator, the maximum claim of Landlord for rent, damages or indemnity resulting from the termination, rejection, or abandonment of the unexpired Lease shall by law in no event exceed all accrued and unpaid rent and additional rent due as of the date of termination.

20.4Waiver of Rights.  Intentionally deleted.

21.GENERAL PROVISIONS.

21.1Notices.

Every notice, demand, request, designation, consent, approval or other document or instrument required or permitted to be served hereunder shall be in writing, shall be deemed to have been duly delivered, if sent by mail, on the third (3rd) day after mailing and shall be hand delivered or sent by certified or registered United States mail, postage prepaid, return receipt requested, addressed to the parties hereto as their addresses appear below:

If to Landlord:	1348 Hamilton Street
Allentown, PA 18102
Attn: Rudy Amelio

With a copy to:	Erich J. Schock
Fitzpatrick Lentz & Bubba, P.C.
4001 Schoolhouse Lane, PO Box 219
Center Valley, PA 18034

If to Tenant:	Embassy Bank

Attn:

With a copy to:

Either party may change the place of address for notice or provide for the delivery of not more than two (2) copies, by giving the other party at least ten (10) days' prior written notice to such effect.

21.2Estoppel Certificates.

Each party agrees from time to time upon not less than fifteen (15) days' prior notice from the other, to execute, acknowledge and deliver to the other party a statement in writing certifying (i) that this Lease is unmodified and in full force and effect (or,  if  there  have been modifications, identifying the same by the date thereof and specifying the nature thereof); (ii) that to the knowledge of such party no uncured Event of Default exists hereunder (or, if such uncured Event of Default does exist, specifying the same); (iii) the dates to which the rent and other sums and charges payable hereunder have been paid; (iv) that such party, to its knowledge, has no claims against the other party hereunder except for the continuing obligations under this Lease (or, if such party has any such claims, specifying the same); (v) whether or not there are then existing any offsets or defenses against the enforcement of any of the terms, covenants or conditions hereof; and (vi) any other information reasonably requested by the other party.

21.3Force Majeure.

Notwithstanding that time is of the essence for the performance of each and every act to be performed by either party hereunder, the time within which either party hereto shall be required to perform any non-monetary covenant, condition, obligation or act under this Lease shall be extended by a period of time equal to the number of days during which performance of such non-monetary covenant, conditions, obligation or act is delayed unavoidably by strikes,  lock-outs, acts of God, governmental restrictions, failure or inability to secure materials or labor by reason of priority or similar regulation or order of any governmental or regulatory body, enemy action, civil disturbance, fire, unavoidable casualties or any other cause beyond the reasonable control of either party hereto.  In order to claim the benefit of an excused delay under this Section, the party claiming such excuse shall notify the other in reasonable detail of the act which has been delayed, the extent of the delay and the facts and circumstances constituting force majeure within thirty (30) days after the occurrence thereof,  or such party shall have waived its rights to have such delay be considered to be force majeure under this Section.

21.4Waivers.

No delay or omission by either party hereto in exercising any right or power accruing upon the noncompliance or failure of performance by the other party hereto under the provisions at this Lease shall impair any such right or power or be construed to be a waiver thereof.  A waiver by either party hereto of any of the covenants, conditions or agreements hereto to be performed by the other party shall not be construed as a waiver of any succeeding breach  of  the  same  or  any  other  covenants,  agreements, restrictions and conditions hereof.

21.5Entire Agreement/Modifications.

This Agreement is the entire agreement between the parties hereto concerning the subject matter hereto and supersedes all prior written or oral agreements between the parties hereto. Any alteration, change or modification of or to this Lease, in order to become effective, shall be made by written instrument or endorsement hereon and in each such instance executed on behalf of the party against whom enforcement is sought.

21.6Applicable Law.

This Lease shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of laws principles thereof.

21.7Partial Invalidity.

If any term, provision, condition or covenant of this Lease or the application thereof to any party or circumstances shall,  to any extent, be held invalid or unenforceable, the remainder of  this  Lease, or the application of  such term, provision, condition or covenant to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

21.8Brokerage Commission.

Tenant and Landlord each represents and warrants to the other that, other than the representation of Landlord by Rudy Amelio Real Estate, no real estate broker, agent, commission salesman, or other person has represented the  warranting  party  in  the negotiations for and procurement of this Lease and of the Leased Premises, and that, other than fees payable to the aforementioned brokers, payment of which shall be the sole responsibility of Landlord, no commissions, fees or compensation of any kind are due and payable in connection herewith to any real estate broker, agent commission salesman or other person. Each party agrees to indemnify and hold the other hereunder harmless from and against any claim for any such commissions, fees or other form of compensation by any such third party claiming through the indemnifying party, including, without limitation, any and all claims, causes of action, damages, costs and expenses (including reasonable attorneys' fees), associated therewith.

21.9Covenants Running with the Land.

All of the covenants, agreements  conditions and restrictions set forth in this Lease are intended to be and shall be construed as covenants running with the land, binding upon, inuring to the benefit of and enforceable by the parties hereto and their successors and permitted assigns.

21.10Section Headings.

The section headings of this Lease are inserted as a matter of convenience and reference only and in no way define, limit or describe the scope or intent of this Lease or in any way affect the terms and provisions hereof.

21.11Gender.

The use herein of (i) the singular number shall be deemed to mean the plural; (ii) the masculine gender shall be deemed to mean the feminine or neuter; and (iii) the neuter gender shall be deemed to mean the masculine or feminine whenever the sense of this Lease so requires.

21.12Memorandum of Lease.

A short form or memorandum of this Lease, incorporating this indenture of Lease by reference, shall be executed, acknowledged and recorded on or shortly after the date hereof setting forth the parties hereto, the legal description of the Leased Premises (including all rights, privileges and easements appurtenant thereto), the term of this Lease and the options granted to Tenant hereunder, if so requested by Landlord or Tenant.  The form of such memorandum shall be prepared by Landlord and shall be reasonably acceptable to both parties.

21.13Surrender and Quitclaim at End of Term.

Upon the end of the term of this Lease, as provided herein, or any extension thereof, or sooner termination of this Lease, Tenant shall surrender to Landlord all and singular the Leased Premises, including Tenant's Building and all improvements constructed upon the Leased Land, and Tenant shall execute, acknowledge and deliver to Landlord within five (5) days after written demand from Landlord to Tenant, any quitclaim deed or other document required by any title company to remove the cloud of this Lease from the Landlord's title to the Leased Premises.

If Tenant shall hold over in the Leased Premises after the expiration of the  term hereof with the acquiescence of Landlord, either express or implied, but without any new written agreement of the parties hereto,  such holding over shall be construed to be only a tenancy from month to month at a rental rate equal to one hundred fifty percent (150%) of the monthly installment of rent payable immediately prior to the commencement of such hold-over tenancy, plus any other sums due and payable hereunder, and such tenancy shall be subject to all of the other covenants, conditions and obligations hereof performable by Tenant as provided by the terms of this Lease, and shall be terminable by either party on thirty (30) days' prior written notice to the other party hereto.  Nothing herein contained shall be construed to give Tenant any rights to so hold over and to continue in possession of the Leased Premises after the expiration of the term hereof, or to constitute the approval or acquiescence of Landlord to any such hold over tenancy.

21.14Attorneys' Fees.

In the event any action is brought by Landlord to recover any rent due and unpaid hereunder or to recover possession of the Leased Premises, or in the event any action is brought by

Landlord or Tenant against the other to enforce or for the breach of any of the terms, covenants or conditions contained in this Lease, the prevailing party shall be entitled to recover reasonable attorneys' fees to be fixed by the court, together with its other costs and expenses of suit therein incurred.

21.15Relationship of Parties.

The relationship of the parties hereto is that of landlord and tenant only, and it is expressly understood and agreed that Landlord shall not in any way nor for any purpose be deemed a partner of Tenant or a joint venture with Tenant in the conduct of Tenant's business or otherwise, and that the provisions of any agreement between Landlord and Tenant relating to rent are made solely for the purpose of providing a method whereby rental payments are to be measured and ascertained.

21.16Corporate Authority.

In the event either party to this Lease is a corporation, limited liability company or partnership, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of such entity, in accordance with a duly adopted resolution or consent of such entity, and that this Lease is binding upon such entity in accordance with its terms.

21.17Consents and Approvals.

Wherever the consent or approval of either party is provided for in this Lease, such consent or approval shall be given in writing to the requesting party, and each party agrees to not unreasonably withhold such consent or approval unless specifically provided to the contrary herein.

21.18Addendum.

Amendments to this Lease must be in writing and signed by the parties, and the same may be attached as addenda to this Lease, and the same when made and attached shall be deemed incorporated herein and made a part hereof.

21.19 Definitions.

The words "mortgage", "trust deed", “deed to secure debt” and "deed of trust" are used interchangeably, as are the words "mortgagee", "trustee" and “grantee under deed to secure debt" or "grantee under trust deed".  Similarly, "mortgage" includes security agreements, UCC‑1 financing statements and like security instruments.

21.20  Right of First Refusal.

If a separate tax parcel is obtained for the Leased Premises or the Leased Land, as applicable, by the Landlord and the Landlord offers such parcel (the “Tax Parcel”) for sale, then

Tenant shall have the Right of First Refusal to purchase the Tax Parcel, including the Leased Premises, upon the same terms and conditions as a bonafide offer (the “Offer”) presented by Landlord to Tenant as set forth below.  Landlord shall give Tenant notice in writing of the terms and conditions of the Offer and Tenant shall have twenty (20) days to agree to purchase the Tax Parcel upon the same terms and conditions as contained in the Offer.  If Tenant fails to respond or declines to purchase the Premises, Tenant shall be deemed to have waived its Right to Purchase the Tax Parcel.  If the Tax Parcel is actually sold following Tenant’s failure to exercise its purchase right, this right shall be terminated and of no further force or effect.  If Tenant accepts the Offer, it shall close such transaction within thirty (30) days of the date of such acceptance, subject to the agreed upon terms and conditions.  This Right of First Refusal shall at all times be subject and subordinate to any and all lender financing and shall be subject and subordinate to the sale by any lender of the Tax Parcel to a third party or a purchaser at a foreclosure sale or a deed in lieu of foreclosure.  This right shall not apply to the sale of the entire Commons, which includes the Tax Parcel, by Landlord.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:
POPE VALLEY PROPERTIES, LLC
By:	/s/ Rudy Amelio
Name:	Rudy Amelio
Title:	Sole Member LLC
Attest:
Name:

TENANT:
EMBASSY BANK FOR THE LEHIGH VALLEY
/s/ David M. Lobach, Jr.
Name:	David M. Lobach, Jr.
Title:	CEO/Chairman
Attest:	/s/ Mark A. Casciano
Name:	Mark A. Casciano

EXHIBIT LIST

Exhibit A-1 – Leased Land

Exhibit A-2 – Record Plan of Main Street Commons

Exhibit B – Final Tenant Plans and Specifications

Exhibit C – Landlord’s Work

Exhibit D – Estimated Schedule of CAM

Exhibit A-1 –Leased Land

DEED DESCRIPTION: Bank Lease Area

SUBDIVISION: Main St. Commons

LOCATED IN:   BOROUGH OF MACUNGIE, COUNTY OF LEHIGH, AND THE COMMONWEALTH OF PENNSYLVANIA

ALL THAT CERTAIN tract of land situate in the Borough of Macungie, County of Lehigh and Commonwealth of Pennsylvania, recorded in (Deed Book Vol. and Page )  bounded and described as follows, to wit:

Beginning at a point located along the centerline of the West End Trail access drive, said point also located 143.81 feet North – 27 degrees – 59 minutes – 00 seconds East of the point which makes up the intersection of the West End Trail access drive centerline and the ultimate right-of-way line of S.R. 0100, thence:

1)	South - 62 degrees - 01 minutes - 00 seconds - East, 59.95 feet in and along lands n/f of Pope Valley Properties, LLC to a point, thence;
2)

Along an arc curving to the left with a radius of 36.48 feet and a length of 25.84 feet (Long Chord = South- 84 degrees - 25 minutes - 12 seconds - East, 25.31 feet) in and along the same to a point, thence;

3)

Along an arc curving to the right with a radius of 48.50 feet and a length of 36.14 feet (Long Chord = South- 83 degrees - 21 minutes - 56 seconds - East, 35.31 feet) in and along the same to a point, thence;

4)	South - 62 degrees - 01 minutes - 00 seconds - East, 70.00 feet in and along the same to a point, thence;
5)

Along an arc curving to the right with a radius of 29.50 feet and a length of 46.34 feet (Long Chord = South- 17 degrees - 01 minutes - 00 seconds - East, 41.72 feet) in and along the same to a point, thence;

6)	South - 27 degrees - 59 minutes - 00 seconds - West, 124.32 feet in and along the same to a point, thence;
7)	North - 62 degrees - 01 minutes - 00 seconds - West, 169.65 feet in and along the same to a point, thence;
8)	North - 27 degrees - 59 minutes - 00 seconds - East, 26.82 feet in and along the same to a point, thence;
9)	South - 62 degrees - 01 minutes - 00 seconds - East, 10.65 feet in and along the same to a point, thence;
10)	North - 27 degrees - 59 minutes - 00 seconds - East, 5.27 feet in and along the same to a point, thence;
11)	North - 62 degrees - 01 minutes - 00 seconds - West, 10.65 feet in and along the same to a point, thence;
12)	North - 27 degrees - 59 minutes - 00 seconds - East, 75.23 feet in and along the same to a point, thence;

13)	North - 62 degrees - 01 minutes - 00 seconds - West, 8.08 feet in and along the same to a point, thence;
14)

Along an arc curving to the left with a radius of 20.00 feet and a length of 31.42 feet (Long Chord = South- 72 degrees - 59 minutes - 00 seconds - West, 28.28 feet) in and along the same to a point, thence;

15)	North - 27 degrees - 59 minutes - 00 seconds - East, 23.25 feet in and along the same to a point, thence;
16)	North - 62 degrees - 01 minutes - 00 seconds - West, 18.00 feet in and along the same to a point, thence;
17)	North - 27 degrees - 59 minutes - 00 seconds - East, 20.75 feet in and along the same to a point, and the aforementioned place of beginning.

CONTAINING: 0.5989 acres (26,088 sq. ft.)

Said property subject to easements, restrictions, and covenants of record as contained within the chain of title of said deed of record.

This description prepared by Lehigh Engineering Associates Inc. on October 11, 2017.

Exhibit A-2 – Record Plan of Main Street Commons

Exhibit B – Final Tenant Plans and Specifications

(To Be Supplied)

Exhibit C – Landlord’s Work

Landlord's Work. Landlord, at its expense, will be responsible for performing site work within the Leased Land as set forth below, excluding the work to be done by Tenant (“Tenant’s Work”). Landlord will be responsible for all of the proposed roadway improvements within S.R. 0100, the main access drive leading into the Leased Land, pole light for the main access drive, extension of the public water and public sewer into the main access drive (not including water and sewer laterals on the Leased Land), the entire storm sewer system including the infiltration area under the proposed parking lot on the Leased Land, street trees, buffer yard plantings, final grading, seeding, and establishment of the lawn areas up to the curb line of the parking lot. The Cost-Shared Work shall consist of the portion of the storm sewer system including the infiltration area which is located on the Leased Land, which, for the avoidance of doubt, shall be completed by Landlord at the expense of Landlord and Tenant as set forth in the Lease.

Preliminary Site Work. Landlord will deliver the Leased Land to Tenant with the “Preliminary Site Work” described in this paragraph having been performed and completed, as promptly as possible, but in no case later than one hundred eighty (180) days after Landlord receives all final and an unappealable Municipal Approvals, subject to the terms of this Lease

Tenant’s Work. Tenant’s work shall include construction of (a) the building, canopy, building lighting fixtures and signage associated with the building; (b)sidewalk and curbing immediately surrounding the building; (c) macadam parking lot, including the access drive to the lot, up to the edge of the West End Trail Extension (main site entrance from S.R. 0100) and parking lot striping;

(d) curbing around the parking lot; (e) water and sewer lateral from the building up to and including the connection to the 8” main; (f) parking lot trees and low shrubs at the northern edge of the lot (excludes street trees); (g) pole lights associated with illuminating the parking lot only (excludes the pole light which serves the main site access drive from S.R. 0100)

Coordination of Construction. The parties shall cooperate to expedite completion of both Tenant’s and Landlord’s construction work. To expedite such construction, Landlord and Tenant acknowledge that their respective construction obligations shall be coordinated by performing work simultaneously and jointly in stages, as appropriate.

Exhibit D – Estimated Schedule of CAM

•	Budget $3,000.00 per year – includes grass cutting, lawn fertilization, mulching and cleanup.

•	Snow removal cost is by the hour – estimated $300.00 per storm.

For an average storm of 2 – 4 inches:

o	$84.00 per hour for plow trucks
o	$52.50 per hour for shovelers